Exhibit 99.2

Accelerate Diagnostics Inc.
2021 Third Quarter Results Conference Call
Tuesday, November 09, 2021, 4:30 PM Eastern

CORPORATE PARTICIPANTS Jack Phillips - President, Chief Executive Officer Steve Reichling - Chief Financial Officer Laura Pierson - Investor Relations

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PRESENTATION

Operator

Good day, and welcome to the Accelerate Diagnostics Inc. 2021 Third Quarter Results Conference Call. All participants will be in a listen-only mode. After today’s presentation, there will be a question and answer session. Please note, this event is being recorded.

I would now like to turn the conference over to Laura Pierson of Accelerate Diagnostics. Please go ahead.

Laura Pierson

Before we begin, it is important to share that information presented during this call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include projections, statements about our future and those are not historical facts. All forward-looking statements that are made during this conference call are subject to risks, uncertainties and other factors that could cause our actual results to differ materially. These are discussed in greater detail in our annual report on Form 10-K for the year ended December 31, 2020 and other reports we filed with the SEC.

It is my pleasure to now introduce the company’s President and CEO, Jack Phillips.

Jack Phillips

Thank you, Laura. Good afternoon and welcome to our third quarter 2021 earnings call. On today’s call, we will review our third quarter financial results and detailed progress made against 2021 priorities through September. We are committed to establishing rapid susceptibility testing as a standard-of-care, and the case for change has never been more urgent. In the words of the CDC’s Director of Hospital Acquired Infection Prevention, COVID-19 created a perfect storm for antibiotic resistance and healthcare associated infection.

In 2021, we are advancing this commitment through increasing our integrated ID-AST solution customer base, launching new products to better target specific market segments and continuing to expand our available market through the development of our next-generation platform, Pheno 2.0.

In the third quarter, the resurgence of the pandemic impacted our ability to contract new customers and hit our targets for new account go lives. Accordingly, few additions in these areas were made during the quarter. However, our execution on new product development continues to deliver results, and interest in these new products is accelerating.

Before providing additional detail on these exciting new product developments, I would like to hand it over to Steve to review our second quarter financial results. Steve…

Steve Reichling

Thank you, Jack and good afternoon, everyone. Net sales were $3.1 million in the third quarter and $8.4 million year-to-date. This compares to $3.6 million and $8.1 million for the same period in 2020. The decrease in total revenues in the current quarter as compared to the same quarter in the prior year was due to a large capital deal booked in the prior year, which did not repeat in the current period. It is important to note, however, that consumable revenues grew by 22% during the first nine months of 2021 as compared to the same period in the prior year. This increase was driven by increases to our revenue generated installed base.

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Cost of goods sold were $2.1 million in the third quarter and $5.5 million year-to-date, resulting in gross margins of 32% and 35%, respectively. This compares to cost of goods sold of $2.3 million and $4.7 million and gross margins of 36% and 41%, respectively, during the same period in 2020. The decline in gross margin resulted from escalating inflation to production costs and other factors.

Selling, general and administrative expenses, excluding non-cash stock-based compensation expense, were $7.7 million for the quarter and $23.4 million year-to-date. This compares to $8.3 million and $26.5 million from the same periods in the prior year. These decreases were the result of the ongoing benefits from cost-cutting efforts put in place in 2020. Non-cash stock-based compensation expense in SG&A was $3.3 million in the third quarter, and $14.5 million year-to-date, compared to $3.2 million and $9.2 million from the same periods in the prior year.

Research and development costs, excluding non-cash stock-based compensation expense were $4.4 million for the quarter and $13 million year-to-date. This compares to $3.7 million and $13.4 million from the same periods in the prior year. The increase in the current quarter is the result of great progress, and associated increase in investment in our Arc and Pheno 2 development programs. Non-cash stock-based compensation expense and R&D were $0.3 million in the third quarter and $4.3 million year-to-date, compared to $1.3 million and $2.8 million from the same periods in the prior year.

Our net loss, excluding non-cash stock-based compensation expense, was $5.4 million for the quarter and $35.8 million year-to-date. Our GAAP net loss was $9 million for the quarter and $54.9 million year-to-date, resulting in a net loss per share of $0.15 and $0.92, respectively. The net loss for the quarter is partially offset by $10 million in other income. This was from the forgiveness of our PPP loan, and a gain related to the convertible debt transaction we executed in the quarter. Net cash used was $12.3 million for the quarter and $33.9 million year-to-date. We ended the quarter with cash and investments of $57 million.

We are focused on improving our balance sheet to ensure execution of our new product strategy. In recent months, we have made meaningful progress in this area. First, in September, we reduced our convertible debt by $51 million or by approximately a third. This transaction begins to remove an overhang, limiting new investor interest and reduces cash required for debt service. Second, in October, we completed the director-led financing transaction that we initiated in December of the prior year, bringing in an additional $10.2 million in capital.

I will now hand it back to Jack to review our third quarter results in greater detail. Jack…

Jack Phillips

Thanks, Steve. Our 2021 priorities are fourfold: one, increased adoption of our Pheno platform through new contracts and bringing customers clinically live; two, launch an AST-only kit to give customers greater options; three, launch Arc, formerly PhenoPrep, a workflow automation tool to enable rapid identification with MALDI, and four, advance our next-generation platform, Pheno 2.0.

In the third quarter, pandemic conditions worsened, negatively impacting customer access and focus. This latest disruption was due to 2 factors: first, as Delta variant hospitalization surged in specific regions and cities, non-COVID projects were put on hold to focus on COVID patient testing and management. Second, a significant wave of healthcare and lab staff resignations left prospective customers struggling to keep up with routine lab testing, thereby, delaying discussions on purchasing Pheno. This resulted in a few new contracts signed and delays to implementations in the quarter.

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Throughout the pandemic, the correlation between the level of COVID hospitalizations and our rate of new customer acquisitions in go-lives is evident. The prior quarter’s momentum provided an example of higher levels of commercial productivity under more normalized conditions. Accordingly, it is encouraging that COVID hospitalization rates are now falling in much of the United States and in other countries where we operate.

While at lower rates than would be expected under normal conditions, our commercial team made progress building our funnel of prospective customers during the quarter. A combination of indirect marketing efforts and virtual sales calls contributed to new customer opportunities. Nearly half of the new funnel additions in recent months are for our new Pheno AST kit, a strong early indication that this new product will be an important part of our near-term product mix.

In the United States, we completed a customer satisfaction survey of all current clinically live customers. Over 95% of customers indicated they’re either satisfied or very satisfied with the system and company. It was notable that recent product improvements, best-in-class service and clinical value were all cited in the survey as driving the positive ratings. Another indication of customer commitment is the significant number of customers who continue to execute long-term committed contracts. At the end of the third quarter, nearly half of the U.S. customers were on three to five year contracts with annual committed volumes.

In summary, in the U.S., we added dozens of prospective customers to the sales funnel, closed deals adding 3 new instruments and brought 11 instruments clinically live in the quarter. These additions, net of lost business, brought our U.S. revenue-generating installed base to 304 units with another 86 instruments pending go live.

As previously mentioned, our second priority is to launch a new Pheno AST kit. We successfully launched the new kit in June. This test kit delivers rapid AST results on the current Pheno platform and easily incorporates an identification result from an existing rapid ID system. Since launch, the Pheno AST kit has generated a great level of interest.

We have added dozens of new customers to our sales funnel and contracted two customers for this Pheno AST solution. These opportunities are incremental to and separate from our existing integrated ID/AST funnel. Customers without a rapid identification system remain interested in our integrated solution and those with a rapid identification system are increasingly interested in our Pheno AST test kit.

Our third priority is the launch of Arc, a new automated sample prep instrument. Arc, along with a proprietary reagent kit, is set to transform how MALDI delivers rapid identification of organisms in the microbiology lab. To better appreciate this tremendous opportunity, it will be helpful to provide some background. MALDI has been used as a microbial identification technique for more than a decade.

MALDI remains the state-of-the-art for species identification of bacteria, yeast and fungi. Over half of the 2,400 microbiology labs in the U.S. use a MALDI system to routinely identify bacteria. And with the introduction of smaller benchtop MALDI systems, the number of labs using MALDI will continue to grow. Similarly, nearly all major labs in EMEA use MALDI as their principal method for identification.

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While MALDI has proven to be a highly beneficial technology in microbiology, there are two clear drawbacks, the time to result is slow and the upfront hands-on time is extensive. With Arc’s proprietary technology performing rapid ID on a MALDI can now be completely automated, less expensive than molecular testing, offer competitive time to result and deliver a superior menu.

In addition to these new product solutions, we are working to expand our available market through our multi-sample capable next-generation platform, Pheno 2.0. This system incorporates a decade of susceptibility market and technology learnings into its design.

Based on continuing prototype testing and ongoing R&D progress, we are increasingly confident that the system will deliver fast and accurate results at a fraction of the size and cost of the current system. This will allow us to launch Pheno 2.0 in multiple configurations across different-sized hospitals and across various high-volume sample types. We estimate that Pheno 2.0 will expand our available market several fold and improve our profitability profile.

In summary, our third quarter revenues and placements were lower than anticipated. The resurgence of COVID delayed go lives, impacting near-term revenues and prevented access to customer stakeholders limiting new business. We are cautiously optimistic of an improved fourth quarter on the back of a strong funnel of prospective customers for both ID/AST and AST-only solutions and decreasing COVID hospitalization rates.

Operationally, we were pleased with strong execution on our Arc and Pheno 2.0 programs and improvements in our capital structure during the quarter. Rapid antibiotic interventions is proven to save lives, avoid unnecessary patient side effects and reduce hospital costs. While COVID continues to impact our ability to sell Pheno today, there is good reason to be excited about our growth prospects.

First, underneath the preoccupation with COVID-19, antibiotic resistance is raging and a worse problem for hospitals than before. Second, pre-pandemic, we had a single integrated ID-AST test that was partially redundant for a large part of the market. The AST-only test kit is available now and interest is building. Third, pre-pandemic, we did not have Arc, which addresses a significant unmet need for labs wanting a rapid MALDI ID. And finally, we are making great progress on Pheno 2.0, which will increase our available market several fold through testing virtually all lab samples within microbiology labs. Together, these are a powerful suite of diagnostic tools for fighting worsening impacts of antimicrobial resistance and the increasingly dangerous infections it creates.

I would now be happy to answer questions from our analysts. Should others on the call have questions not addressed, we would welcome you to send these questions or request a follow-up meeting to investors@axdx.com.

QUESTION AND ANSWER

Operator

We will begin the question and answer session. And the first question comes from Mark Massaro from BTIG. Please go ahead.

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Vivian

This is Vivian on for Mark. Thanks for taking the question. So could you discuss any outlook you have for retaining hospital access? And what’s your sense for how labs are focused on bringing in new instruments beyond COVID testing? Thanks.

Jack Phillips

Yes. Thanks so much for the question. Yes, it’s an important topic for us and one we’re focused on every day. I would say really, it’s been quite encouraging already into Q4 with regard to the access to hospitals. And it’s a direct correlation to what we’ve seen throughout the entire pandemic. When we’ve seen surges, spikes, ICU beds filling up with COVID patients, that’s where access has gone rapidly down for us and our ability to really garner the focus of the key decision makers to focus on or even gain access to them for key initiatives like Pheno. What we are seeing is as those cases decrease and stabilize, like we’re seeing actually right now into Q4 post the Delta variant, what we’re starting to see is more and more access really every day. It’s getting better, and we’re much more encouraged about how Q4 is shaping up based on the access that we’re having.

And then the other part of your question is a good one, too, which is the lab’s ability to take on new priorities. That is something that has been directly impacted by the pandemic. But as things continue to open up, more and more labs are looking at new priorities, initiatives beyond COVID. Initiatives around infectious disease, is a big topic, and clearly, that’s the space we’re in. So overall, while it’s been a challenging quarter three based on the spikes in Delta variant and our inability to gain access, we’re very encouraged about…and cautiously optimistic about Q4 and beyond relative to our ability to get more into hospitals and deliver the solutions that so many hospitals need.

Vivian

Okay. Awesome. Just a quick follow-up. Could you elaborate on what factors drove the decline in gross margins and any initiatives you have to improve on that front moving forward?

Jack Phillips

Sure, I’ll let Steve Reichling, our CFO, take that one. Steve?

Steve Reichling

Yes. Thank you for the question. Like a lot of businesses today, we continue to see escalating inflation and other pandemic related disruptions to supply chain. The principal areas where this is impacting us today is in raw materials like resin, the plastic that goes into our consumables, but also on the direct labor side. We have a lot of value-add suppliers, and we’re seeing them trigger force majeure clauses in their contracts to increase pricing.

The other thing, this is a smaller factor, but we’re seeing, with lower instrument production volumes, as we pace to the realities of the near-term in the market, we are taking on a higher effective cost per unit as we leverage our fixed overhead over fewer units manufactured. Right now, it’s unclear when these conditions will normalize, but we expect that they will to one degree or another. On top of that, we have continued programs to improve upon gross margin in due course.

Vivian

Okay. Great, thanks. And just a final one from me. If you could provide a time line update on some of your near term initiatives, so the timing of the Arc launch, as well as, Pheno 2.0?

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Jack Phillips

Yes, sure. No problem. So a couple of key new product launches, one we have already launched, which is in June, which is our AST configuration only kit. And we’re getting significant interest in that product for those customers that want to really that need and want an AST-only configuration because they have already automated identification in some other way. And so, really good uptake on that, and that’s going well. And again, as lab leaders and other decision makers now have more and more capability to focus on things outside of COVID, we’re expecting those opportunities to continue to progress.

On Arc, we are currently in evidence studies right now with three sites in the U.S. Those studies are going very well. The data looks very good. We expect that date…we expect those studies to be completed by the end of the year. And then we expect to launch Arc in Q1, at the later part of Q1 in the March time line.

And then finally, with regard to Pheno 2.0, things continue to progress very nicely there with regard to our key R&D milestones. The product development is coming along very well. We have…from a time line standpoint, we expect this is a few years out, but we expect at the end of ‘23 or early part of ‘24 is our latest time line on that.

Vivian

Okay, awesome. Thanks so much for taking the questions.

Jack Phillips

Thank you.

Operator

The next question comes from Tycho Peterson from JP Morgan. Please go ahead.

Casey

Hi, guys. This is Casey on for Tycho. First question I have is around OPEX. As you kind of ramp R&D related to Pheno 2.0 and roll out some of these new products, how should we think about OPEX in 2022? Just looking back to what 2Q’s level was in a more normalized environment? Should we kind of take that as a quarterly run rate, or do you expect that to increase as some of those new initiatives roll out?

Jack Phillips

Yes, I’m happy to take this one. Casey, certainly, our goal is to begin to shift focus from ongoing development efforts around Pheno 1 and to put that investment into Pheno 2. And we believe that will pay for the lion’s share of the investment that’s required to bring Pheno 2 to market. Will that get us all the way there? Probably not. We will…certainly, as we get into clinical studies and final assay development and preparation for launch, we will probably need to step those up, but I think it’s at a reasonable level relative to current R&D levels.

Casey

Got it. It looks like you had several instruments fall out of the go-live backlog between quarters here. Was that a function of COVID or maybe some of those inflationary headwinds you called out earlier or is there something else sort of at play there?

Jack Phillips

No. It’s…thank you, Casey, for the question. No, it’s strictly a function of COVID. We had a couple of fall out of the backlog. Some of those went live. We had about 11 instruments go live in quarter three. So, some of it is a result of that, actually moving those customers to live. And then we had a few customers that fell out of that backlog for the time being based on just delaying initiatives, resources in the laboratory is that…resources to implement or lack thereof resources in the laboratories to actually implement and go live, we had a few of those. One of the secondary effects of COVID has been now the…just basically the workforce within healthcare and the workforce specifically in the laboratories has been challenging. And that’s hit us a bit as well, but we expect that to stabilize here in the near future and get back to normal, as well, as access also improves.

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Casey

Got it. That’s helpful. Then maybe the last one from me, and I will hop back in the queue. Just wondering, have conversations with hospitals of late indicated a more enhanced competitive environment? We have heard anecdotally of several market entrants rolling out modular approaches that are claiming to increase throughput without expanding footprint. So, are these kind of sticking points with potential customers, or how have conversations gone with hospitals around the competitive atmosphere? Thank you.

Jack Phillips

Yes. Thank you, Casey. Thanks for the question. So, we...as I have indicated, we have growing interest in not only our current portfolio, but our emerging portfolio as well. Our newest kit product that’s on the market, AST-only, is generating a lot of interest. And then Arc, we are actually out talking about Arc today, and marketing Arc today pre-launch...in a pre-launch mode and that’s generating significant interest as well. I would say this market is going to become competitive because there is such a major need…a major unmet medical need to improve the outcomes of patients. And again, with Pheno, we are having a positive impact on that every day.

With regard to competitive dialogue from our customers, we haven’t really seen that of late. We have got a good funnel built and customers are...our customers and our future customers are focused on automating with Pheno and looking at the return on investment and the clinical outcomes that Pheno delivers for their institutions.

Operator

The next question comes from Alex Nowak from Craig-Hallum Capital Group. Please go ahead.

Trenton McCarthy

Hi guys. This is Trenton McCarthy on for Alex. I wanted to follow-up on Pheno AST here. Are any of these centers that are adopting Pheno AST ones that were based on the original Pheno?

Jack Phillips

Most of our interest in the ones that have adopted Pheno AST are actually new and distinct customers and customers that have already had an ID platform. We may have a few in the future that move from an ID/AST on Pheno to an AST, but that’s not…that’s not something...that’s going to be more of an exception and not the rule. Again, the segment and the reason why we launched AST configuration and that AST-only kit is very clear. I mean we have gotten very significant, very clear customer feedback of customers that had not adopted Pheno, because they have a rapid molecular platform or they have MALDI and they want to automate with MALDI or something like that on the front end. And they are strictly looking for AST configuration. So, there really hasn’t been a level of cannibalization that’s anywhere significant at all with our current platform.

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Trenton McCarthy

Got it. Okay. That’s helpful. And then I wanted to shift over to EMEA here. Now, that restructuring has been complete, if you will…how should we think about placements in the region going forward? And is there any color on your outlook? Any detail there would be helpful. And then just quickly on China, are you still on track with the registration? And are you able to provide any timelines?

Jack Phillips

Yes. So, let me take China first. We continue to do complete type testing and move things forward with our...with the regulatory NMPA officials in China. And things are progressing as planned there, because of where we are at, we don’t have a definitive timeline on when we believe we will launch. We have one live customer in Hong Kong that’s producing patient results and outcomes today. And again, we continue to work on moving things forward in China overall.

With regard to EMEA, we did have a very successful restructuring there. We have...it’s totally changed our cost position there. That’s been a good thing. But I think also EMEA is doing...having a very...actually a very good year relative to the revenue. I would say that, in general, and we have consistently said this, I mean, we see EMEA as a less significant market just overall by sheer size and volume to the U.S. And so, while we continue to see very good growth and we are seeing good growth this year in EMEA and we expect that to continue, and therefore, with that we expect to see a modest level of placements and new customers coming in as well. I...at this time, I can’t pin down exactly what...share what the numbers exactly would be in EMEA. But again, it’s continuing to...we continue to be very...have good results there from where we were at. The other note I would say about EMEA is, in the Middle East, specifically we have been very successful in the key markets in the Middle East. And we have the largest institution in Saudi Arabia, for example, just went live over the past two weeks with Pheno across many institutions and things continue to look very promising there. We are seeing great results there in the Middle East as well. And I will leave it at that.

Trenton McCarthy

Okay. And how are you thinking about accelerating the growth going into next year, I mean, what do you expect and how are you planning to guide the street for growth next year?

Jack Phillips

Do you want to take that, Steve, or…?

Steve Reichling

Yes, I can start out. I mean we haven’t landed on exactly how we are going to guide and the substance of that guidance heading into the New Year as yet. As Jack outlined, the principal catalyst for growth in the near term are first, getting the pandemic behind us. We need access restored. It’s really important, and then to begin selling the new products. So we launched the AST kit midyear. We haven’t been able to make as much progress as we would have under kind of more normalized conditions. So that will be an important factor to initially signing a lot of new customers based on the growing funnel there, but then also converts that into revenue. And then second, launch ARC on time and then begin contracting under ARC. Those are the principal near term catalysts for growth, and we feel...we are excited about those heading out of the pandemic.

Trenton McCarthy

Okay. Thanks for taking the questions.

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Jack Phillips

Thank you.

Operator

The next question comes from Brian Weinstein from William Blair. Please go ahead.

Dustin

Yes. Hi. This is Dustin on for Brian. I am wondering if you guys can talk about utilization trends in terms of the annuity you are seeing for instrument and the play systems. What’s your confidence on that continuing to grow in the future? And then I have a follow-up. Thank you.

Jack Phillips

Sure. No problem, Dustin. So, good question. Our annuity trends for our existing customer base remain very durable. It’s maintained…it’s been very consistent. That’s something that’s been largely consistent even through the pandemic. Our existing customers that are live are generating a consistent amount of month-on-month, quarter-on-quarter revenue, and we don’t see that changing. We actually...if anything…we see it as...again, as antimicrobial resistance is significantly on the rise, as more and more health systems continue to get back to normal with regard to elective surgeries and hospitals are filling up with more of the normal type patient demographic. We do expect to see more and more of customers going into a needing specific testing around bacteremia, and therefore, Pheno testing and higher volumes as well. So, we are very confident. And I said as well, our customer base is very satisfied with the service, support, the clinical outcomes and the return on investment that they are seeing today and have seen throughout the pandemic with Pheno. And so, that hasn’t changed and we only look to leverage that, if you will, to help drive more and more adoption across other institutions.

And then you had a follow-up, Dustin?

Dustin

Yes, just a follow-up. Just wondering how AST is being positioned relative to 2.0? How is that impacting the launch on uptake trends right now, especially after the products down the market for a few months for AST?

Jack Phillips

Yes. So, as we have discussed, I mean, AST is really important product for our overall portfolio. And it’s important because a significant amount of customers are very interested in it. The unfortunate thing for us is we launched it during the pandemic. And as I have talked continually, we have had challenges with access and hospitals being able to direct priorities and resources to these type of initiatives. But that’s changing. The good news is we have a funnel that’s a robust funnel of interested customers in our current platform, ID/AST, as well as, the AST configuration solution.

And there...the activity within that funnel is starting to really pick up, I mean, we are starting to see more and more activity. The funnel is progressing. Valuations are starting to occur. And the entire sales process that we go through is really becoming more activated with our current platform and AST configuration. And then obviously, in the future here, in the Q1 of next year would be ARC as well. And so, again, I would say whole tight on AST. We see a lot of good things coming. We have closed a couple of customers already, but more to come.

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CONCLUSION

Operator

There are no more questions in the queue. This concludes our question and answer session as well as the conference. Thank you for attending today’s presentation. You may now disconnect.

Accelerate Diagnostics Inc.

Tuesday, November 09, 2021, 4:30 PM Eastern